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                                                                 Exhibit 4.8


               AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1, dated May __, 1999 (this "Amendment"), to the Registration Rights Agreement dated October 28, 1998 (the "Agreement"), by and among GraphOn Corporation, a California corporation (the "Company"), and the signatories thereto (collectively, the "Investors", each an "Investor"), is made by and among the Company and the Investors.

     WHEREAS, the Company has entered into an Agreement and Plan of Merger and Reorganization, dated February 1, 1999 (the "Merger Agreement"), with Unity First Acquisition Corp., a Delaware Corporation ("Unity"), whereby the Company will merge with and into Unity with Unity being the surviving corporation (the "Merger");

     WHEREAS, it is a condition to Unity's obligation to close the Merger that each of the Investors execute or is deemed to have executed Lock-Up Agreements upon substantially identical terms as those contemplated to be executed by each of the Company Principals (as defined in the Merger Agreement) pursuant to Section 8.3(i) of the Merger Agreement;

     WHEREAS, the parties hereto desire the Company and Unity to consummate the Merger and in connection therewith to amend the Agreement; and

     WHEREAS, Paragraph 13(e) of the Agreement provides that such Agreement may be amended with the written consent of the Company and the holders of at least a majority of the Registrable Securities (as defined in the Agreement);

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. At the effective date of the Merger, the definition of "Lock-Up Period" in Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

          a. "Lock-Up Period" shall mean the period COMMENCING on the earlier to occur of (a) the day on which an initial public offering of the Company's securities pursuant to an effective registration statement filed under the Securities Act shall be consummated and (b) the effective date of any merger or consolidation in which the Company is not the surviving entity and, in connection therewith, shareholders of the Company receive securities covered by an effective registration statement, in a transaction or series of related transactions, and ENDING
    (i) on the date which is six months after the date thereof or (ii) in the case of an underwritten initial public offering, such earlier or later date as shall have been agreed between the underwriter and the Placement Agent, acting on behalf of the holders of Registrable Securities pursuant to Section 4(c) hereof; provided, however, in the case of an underwritten initial public offering, that in the event any other holders of the Company's securities shall have been permitted to participate in such initial public offering, the Lock-Up Period shall end 180 days after the consummation of such initial public offering.


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     2.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                       COMPANY

                                       GRAPHON CORPORATION

                                       By:     _______________________
                                       Name:   Walter Keller
                                       Title:  President



                                       INVESTOR:

                                       By:     _______________________
                                       Name:   _______________________

                                       Address:_______________________
                                               _______________________